EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT: STEVEN BEHM
March 17, 2008	(404) 832-6344

STATEMENT FROM IMPERIAL SUGAR CEO JOHN SHEPTOR

REGARDING GRAMERCY, LA FACILITY

GRAMERCY, LA—On Friday, March 14, 2008, the Occupational Safety and Health Administration (OSHA) began conducting a safety and health investigation at the Imperial Sugar Company’s Gramercy, Louisiana facility. In connection with that investigation, Imperial Sugar voluntarily shut down operations in the powdered sugar area of the facility and is working with OSHA and third-party experts to ensure that the area is safe for Imperial Sugar employees. Later that evening, after the company had stopped powdered sugar production due to observations made during the afternoon discussions, OSHA inspectors returned and posted a notice in that area informing the company and its employees of possible hazards regarding combustible dust. The company has agreed with OSHA on a plan to ensure that this area is safe prior to resuming production.

John Sheptor, President and CEO of Imperial Sugar, stated, “In light of the recent events at our facility located near Savannah, we are all, employees, the company, OSHA and others, proceeding with an abundance of caution at the Gramercy facility. Our employees’ safety continues to be our first priority and we will work in close collaboration, like we have in Savannah, with agencies and others that share in that goal. The observations and recommendations by OSHA inspectors have been helpful to our pursuit to develop improved practices for sugar dust management.”

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